As filed with the Securities and Exchange Commission on December 15, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE JAMES FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	6022	20-0500300
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

828 Main Street

Lynchburg, VA 24504

(434) 846-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J. Todd Scruggs

Secretary-Treasurer

Bank of the James Financial Group, Inc.

828 Main Street

Lynchburg, VA 24504

(434) 846-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darryl D. Whitesell

Eric J. Sorenson, Jr.

Edmunds & Williams, P.C.

828 Main Street, 19th Floor

Lynchburg, VA 24504

Telephone: (434) 846-9000

Facsimile: (434) 846-0337

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering	Amount of Registration Fee (1)
Common stock, $2.14 per share par value	1,000,000	$11.52	$11,520,000	$1,160.06

(1)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the maximum aggregate offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 15, 2015

BANK OF THE JAMES FINANCIAL GROUP, INC.

1,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by the selling shareholders identified in this prospectus of up to an aggregate of 1,000,000 shares of our common stock, par value $2.14 per share (the “Securities”), issued to the selling shareholders in a private placement. We are registering the offer and sale of the Securities covered by this prospectus to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of the Securities by the selling shareholders, but we are bearing the expenses of registration.

Our common stock is currently quoted on the NASDAQ Capital Markets, LLC (“NASDAQ”) under the symbol “BOTJ.” On December 14, 2015, the closing price of our common stock as reported by NASDAQ was $12.48 per share.

The selling shareholders may offer and sell the Securities from time to time at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices.

Investing in the Securities involves various risks. Before buying any of the Securities, you should carefully consider the risk factors discussed in the section entitled “Risk Factors” of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any securities commission of any state or other jurisdiction has approved or disapproved of any these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

The date of this prospectus is December 15, 2015.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We do not take any responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

In this prospectus, the words “we,” “us,” “our” and similar terms refer to Bank of the James Financial Group, Inc. (which we refer to as the “Company”) along with the Company’s wholly owned subsidiary, Bank of the James (which we refer to as our “Bank”), the Company’s wholly-owned subsidiary, BOTJ Investment Group, Inc. (which is inactive), and the Bank’s wholly-owned subsidiary, BOTJ Insurance, Inc., collectively unless the context provides otherwise.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this document, contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements may relate to our financial condition, results of operation, plans, objectives, or future performance. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “believe,” “continue,” “assume,” “intend,” “plan,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties that could cause our actual results to differ from those anticipated in our forward-looking statements include, but are not limited, to the following:

•	our anticipated strategies for growth and sources of new operating revenues;

•	risks and uncertainties related to continuing to list our shares on a national securities exchange;

•	our expectations regarding our operating revenues, expenses, effective tax rates, and other results of operations;

•	our current and future products and services and plans to develop and promote them;

•	risks and uncertainties related to capital expenditures and our estimates regarding our capital expenditures;

•	increased cybersecurity risks, potential business disruptions or financial losses and changes in technology;

•	risks and uncertainties related to our ability to comply with regulations;

•	risks and uncertainties related to changes in economic conditions;

•	risks and uncertainties related to our liquidity, working capital requirements and access to funding;

•	risks and uncertainties related to credit losses;

•	the rate of delinquencies and amount of loans charged-off;

•	risks and uncertainties related to allowances for loan losses and loan loss provisions;

•	decreases in loan growth;

•	our ability to attract and retain key personnel;

•	risks and uncertainties related to our ability to retain our existing customers;

•	increases in competitive pressure in the banking and financial services industries;

•	adverse changes in asset quality and resulting credit risk related losses and expenses;

•	changes in the interest rate environment, business conditions, inflation and changes in monetary and tax policies;

•	changes in political, legislative or regulatory conditions;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions;

•	changes in deposit flows;

•	changes in accounting policies and practices; and

•	other risks and uncertainties detailed in our annual reports on Form 10-K and, from time to time, in our other filings with the SEC.

All forward-looking statements in this prospectus are based on information available to us as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations will be achieved. For additional information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the “Risk Factors” section in this prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY

To understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our consolidated financial statements and the notes to those statements set forth or incorporated by reference into this prospectus. Before making an investment decision, you should read the entire prospectus and the information incorporated into this prospectus, especially the information presented under the heading “Risk Factors.”

General

Bank of the James Financial Group, Inc. is a Virginia corporation organized to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the Code of Virginia, 1950, as amended (the “Code”), and to own and control all of the capital stock of Bank of the James. The Bank is a Virginia banking corporation organized under the laws of the Commonwealth of Virginia and opened for business on July 22, 1999. It is primarily engaged in the business of general retail and commercial banking and providing services related to banking including accepting demand deposits and savings deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”), and providing commercial, consumer and mortgage loans, principally in the City of Lynchburg, Virginia and its surrounding counties and, on a smaller scale, in the cities of Charlottesville, Harrisonburg, and Roanoke, Virginia, where we have recently expanded.

Private Placement

On December 3, 2015, we issued 1,000,000 shares of the Company’s common stock to certain institutional investors for cash proceeds of approximately $11,520,000, at a price of $11.52 per share (the “Private Placement”). In connection with the offering, we paid commissions in the aggregate amount of 6% of the offering. The Securities were offered and sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

The price of the Securities was determined by us based on a variety of factors, including:

•	the results of negotiations with investors in the Securities;

•	an analysis of peer banks and other methodologies by the placement agents;

•	the earnings per share and the per share book value of our common shares;

•	the trading history of our common shares;

•	our operating history and prospects for future earnings;

•	our current performance;

•	the prospects of the banking industry in which we compete;

•	the general condition of the securities markets at the time of the Private Placement; and

•	the prices of equity securities and equity equivalent securities of comparable companies.

While current market price was a factor in the board’s price setting determination, we noted that our shares are thinly traded and trades can artificially influence our share price in any one day. One of the most significant of the above factors was our negotiations with investors in the Private Placement. These were arms-length negotiations with independent, third parties that we believe provided definitive evidence of what a willing buyer is prepared to pay for our shares based on that buyer’s evaluation of the Company.

The gross proceeds to the Company from the Private Placement were $11,520,000. The Company intends to use $10,000,000 to prepay in full notes issued in 2012 (the “2012 Notes”). The 2012 Notes bear interest at the rate of 6% per year with quarterly payments of interest only. The 2012 Notes mature on April 1, 2017, but were called on or about December 4, 2015, and we expect to prepay them in full on or about January 5, 2016. The Company intends to use the remaining proceeds to pay related transaction fees and expenses and for general corporate purposes. We granted registration rights to the investors in the Private Placement, and are filing this registration statement to satisfy those rights.

Corporate Information

Our corporate headquarters is located at 828 Main Street, Lynchburg, Virginia 24504, and our telephone number is (434) 846-2000. Our website address is www.bankofthejames.com. The information on this website is not incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Risk Factors

Before investing, you should carefully consider the information set forth under “Risk Factors” for a discussion of the risks related to an investment in the Securities.

THE OFFERING

Common stock offered by the selling shareholders	1,000,000 shares

Selling shareholders	See “Selling Shareholders” beginning on page 21.

Securities outstanding	4,374,236 shares of common stock

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling shareholders.

Dividends	Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

Voting Rights of the Securities	Shares of common stock are entitled to one vote per share. There are no cumulative voting rights.

Market for the Securities	Our common stock is quoted and traded on the NASDAQ Capital Markets, LLC (“NASDAQ”). Our common stock is quoted on the NASDAQ under the symbol “BOTJ.”

Currently, the average daily trading volume for our common shares is less than larger financial institutions. Due to this relatively small trading volume, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

Risk factors	You should read the “Risk Factors” below, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in the Securities.

RISK FACTORS

The following risk factors and other information included in this Agreement and the Company’s filings with the SEC should be carefully considered. Our business, financial condition, results of operations and cash flows could be harmed by any of the risk factors described below, or other risks that have not been identified or which we believe are immaterial or unlikely. If any of the following risks occur, our business, financial condition, operating results, and cash flows could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

Our profitability depends significantly on local economic conditions.

Our success depends primarily on the general economic conditions of the primary markets in Virginia in which we operate and where our loans are concentrated. Unlike nationwide banks that are more geographically diversified, the Company provides banking and financial services to customers primarily in the Lynchburg metropolitan statistical area (“MSA”). Lynchburg’s MSA, which is often referred to as Region 2000, consists of approximately 2,122 square miles, and includes the City of Lynchburg and the Counties of Bedford, Campbell, Amherst and Appomattox. To a lesser extent, our lending market includes, or is planned to include, the Roanoke, Charlottesville and Harrisonburg MSAs. Our Roanoke presence is limited to mortgage origination and our existing and planned Charlottesville operations are (or will be) less than full service banking. Our existing business presence in localities outside of Region 2000 has a short operating history or is presently limited in scope, or both. As of July 2015, the Lynchburg MSA had an unemployment rate of 5.3% compared to a statewide average of 4.7%.

The local economic conditions in these areas have a significant impact on the Company’s commercial and industrial, real estate and construction loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. In addition, if the population or income growth in the Company’s market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of the Company’s expansion, growth and profitability. If the Company’s market areas experience a downturn or a recession for a prolonged period of time, the Company could experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreaks of hostilities or other international or domestic calamities, unemployment, monetary and fiscal policies of the federal government or other factors could impact these local economic conditions and could negatively affect the Company’s financial condition, results of operations and cash flows.

Our business may be adversely affected by conditions in the financial markets and economic conditions generally.

The Company’s financial performance generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, is highly dependent upon the business environment in the markets where the Company operates and in the United States as a whole. A favorable business environment is generally characterized by, among other factors, economic growth, efficient capital markets, low inflation, high business and investor confidence, and strong business earnings. Unfavorable or uncertain economic and market conditions can be caused by declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; increases in inflation or interest rates; natural disasters; or a combination of these or other factors.

The United States has not returned to the level of growth typical prior to the severe economic recession in 2008 and 2009. Loan portfolio quality is impacted by weak general economic conditions, which hamper prospects for loan repayment and pressure the value of real estate collateral that supports many commercial and residential loans. These events have also reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans in many markets in the United States.

Our lending business is tied in part to the real estate market, which could be weakened if economic conditions worsen. We remain vulnerable to adverse changes affecting the real estate market and business conditions. Such conditions or a significant weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control, or both, could negatively affect the credit quality of the Company’s loans, results of operations and our financial results. Finally, negative developments in the securities markets could adversely affect the value of our securities.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

At September 30, 2015 and December 31, 2014, approximately 64.40% and 65.03%, respectively, of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. Because most of our loans are concentrated in the Region 2000 area in and surrounding the City of Lynchburg, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are more geographically diverse. A weakening of the real estate market in our primary market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected. Additionally, acts of nature, including hurricanes, tornados, earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition.

Our loan portfolio contains a number of real estate loans with relatively large balances.

At September 30, 2015 and December 31, 2014, the portion of our loan portfolio that contained real estate loans with balances in excess of $1,000,000 was $86.8 million and $82.7 million, respectively, which represented 20.19% and 20.71% of our total loan portfolio. Because our loan portfolio contains a number of real estate loans with balances in excess of $1,000,000, the deterioration of one or a few of these loans could cause a significant increase in nonperforming loans, which could result in a net loss of earnings, an increase in the provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

Commercial real estate loans increase our exposure to credit risk.

At September 30, 2015 and December 31, 2014, 50.70% and 51.90%, respectively, of our loan portfolio was secured by commercial real estate. Loans secured by commercial real estate are generally viewed as having more risk of default than loans secured by residential real estate or consumer loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers, the accuracy of the estimate of the property’s value at completion of construction, and the estimated cost of construction. An adverse development with respect to one lending relationship can expose us to a significantly greater risk of loss compared with a single-family residential mortgage loan because we typically have more than one loan with such borrowers. Additionally, these loans typically involve larger loan balances to single borrowers or groups of related borrowers compared with single-family residential mortgage loans. Therefore, the deterioration of one or a few of these loans could cause a significant decline in the related asset quality. These loans represent higher risk and could result in a sharp increase in loans charged-off and could require us to significantly increase our allowance for loan losses, which could have a material adverse impact on our business, financial condition, results of operations, and cash flows.

A percentage of the loans in our portfolio currently include exceptions to our loan policies and supervisory guidelines.

All of the loans that we make are subject to written loan policies adopted by our board of directors and to supervisory guidelines imposed by our regulators. Our loan policies are designed to reduce the risks associated with the loans that we make by requiring our loan officers to take certain steps that vary depending on the type and amount of the loan, prior to closing a loan. These steps include, among other things, making sure the proper liens are documented and perfected on property securing a loan, and requiring proof of adequate insurance coverage on property securing loans. Loans that do not fully comply with our loan policies are known as “exceptions.” We categorize exceptions as policy exceptions, financial statement exceptions and document exceptions. As a result of these exceptions, such loans may have a higher risk of loan loss than the other loans in our portfolio that fully comply with our loan policies. In addition, we may be subject to regulatory action by federal or state banking authorities if they believe the number of exceptions in our loan portfolio represents an unsafe banking practice.

As a community bank, we have different lending risks than larger banks. We provide services to individuals and small to medium-sized businesses in our local markets who may have fewer financial resources to weather a downturn in the economy.

Our ability to diversify our economic risks is limited by our own local markets and economies. We lend primarily to small to medium-sized businesses, professionals, and individuals which may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses with longer operating histories. For instance, small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, have fewer financial resources in terms of capital or borrowing capacity than larger entities, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact the Company’s market areas could cause the Company to incur substantial credit losses that could negatively affect the Company’s results of operations and financial condition.

We depend on the accuracy and completeness of information about clients and counterparties and our financial condition could be adversely affected if it relies on misleading information.

In deciding whether to extend credit or to enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information, which we do not independently verify as a matter of course. We also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to customers, we may assume that a customer’s audited financial statements conform with U.S. Generally Accepted Accounting Principles (“GAAP”) and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or are materially misleading.

If we suffer loan losses from a decline in credit quality, our earnings will decrease.

We could sustain losses if borrowers, guarantors, and related parties fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and policies, including the establishment and review of the allowance for loan losses that we believe are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance, and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.

These policies and procedures necessarily rely on our making various assumption and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. While our allowance for loan losses was 1.20% of total loans at December 31, 2014 and 1.10% as of September 30, 2015, future additions to our allowance could materially decrease our net income.

In addition, the Federal Reserve Bank of Richmond (“Federal Reserve”) and the Virginia Bureau of Financial Institutions (“BFI”) periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities might have a material adverse effect on our financial condition and results of operations.

The markets for our deposit and lending products and services are highly competitive, and we face substantial competition.

The banking and financial services industry is highly competitive. We compete as a financial intermediary with other commercial banks, savings banks, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in the Virginia localities where the Bank has a presence, surrounding areas and elsewhere. Many of these competing institutions have nationwide or regional operations and have greater resources than we have. We also face competition from local community institutions such as ours that serve the local markets only. Many of our competitors enjoy competitive advantages, including greater name recognition, financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, greater marketing resources, more favorable pricing alternatives for loans and deposits, and lower origination and operating costs. We are also subject to lower lending limits than our larger competitors. Our profitability depends upon our continued ability to successfully compete in our market areas. Increased deposit competition could increase our cost of funds and could adversely affect our ability to generate the funds necessary for our lending operations. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. Competition could result in a decrease in loans we originate and could negatively affect our ability to grow and the results of operations.

Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

We have increased and plan to continue to increase our levels of commercial and industrial loans. We may not be successful in continuing to penetrate this market segment, which has helped to drive some of our recent earnings.

At December 31, 2014, approximately15.84% of our loans were commercial and industrial loans and, as of September 30, 2015, the Bank’s portfolio of commercial and industrial loans increased to 17.00%. We intend to originate these types of loans in a manner that is consistent with safety and soundness.

These non-residential loans generally expose us to greater risk of loss than one- to four-family residential mortgage loans, as repayment of such commercial and industrial loans generally depends, in large part, on the borrower’s business to cover operating expenses and debt service. In addition, these types of loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond our and the borrower’s control could affect the value of the security for the loan, the future cash flow of the affected business. As we increase our portfolio of these loans, we may experience higher levels of non-performing assets or loan losses, or both.

Opening new branches may not result in increased assets or revenues for us, or may negatively impact our earnings.

We opened a new branch in Harrisonburg, Virginia on October 1, 2015 and plan to open an additional branch in Charlottesville, Virginia in 2016. The initial costs to start up, and the additional costs to operate, these new branches may negatively impact our earnings and efficiency ratio in the short term. There is a risk that we will be unable to manage our growth, as the process of opening new branches may divert our time and resources. There is a risk that, if we do open the Charlottesville branch or other new branches, they may not be profitable, which would negatively impact our results of operations. In addition, any new branches will be subject to regulatory approval, and there can be no assurance that we will succeed in securing such approval.

Our plans for future expansion depend, in some instances, on factors beyond our control, and an unsuccessful attempt to achieve growth could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We expect to continue to engage in new branch expansion in the future. We may also seek to acquire other financial institutions, or parts of those institutions, though we have no present plans in that regard. Expansion involves a number of risks, including:

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices;

•	the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our entrance into new markets where we lack experience;

•	the introduction of new products and services with which we have no prior experience into our business;

•	failure to culturally integrate an acquisition target or new branches or failing to identify and select the optimal candidate for integration or expansion; and

•	failure to identify and retain experienced key management members with local expertise and relationships in new markets.

We may continue to acquire and hold other real estate owned (“OREO”) properties, which could lead to increased operating expenses and vulnerability to additional declines in the market value of real estate in our areas of operations.

At September 30, 2015 and December 31, 2014, our OREO balances were $2,265,000 and $956,000, respectively. From time-to-time, we foreclose on and take title to the real estate serving as collateral for our loans as part of our business. If our OREO balance increases, management expects that our earnings will be negatively affected by various expenses associated with OREO, including personnel costs, insurance and taxes, completion and repair costs, valuation adjustments, and other expenses associated with property ownership. Also, at the time that we foreclose on a loan and take possession of a property we estimate the value of that property using third party appraisals and opinions and internal judgments. OREO property is valued on our books at the estimated market value of the property, less the estimated costs to sell (or “fair value”). Upon foreclosure, a charge-off to the allowance for loan losses is recorded for any excess between the value of the asset on our books over its fair value. Thereafter, we periodically reassess our judgment of fair value based on updated appraisals or other factors, including, at times, at the request of our regulators. Any further declines in our estimate of fair value for OREO will result in additional valuation adjustments, with a corresponding expense in our statements of income that is recorded under the line item for “Other real estate expenses.” As a result, our results of operations are vulnerable to additional declines in the market for residential and commercial real estate in the areas in which we operate. The expenses associated with OREO and any further property write downs could have a material adverse effect on our results of operations and financial condition. Any increase in nonaccrual loans may lead to further increases in our OREO balance in the future.

Additional growth and regulatory requirements may require us to raise additional capital in the future, and capital may not be available when it is needed, which could adversely affect our financial condition, and results of operations.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. The boards of the Company and the Bank are taking steps to ensure that the capital plan aligns with the Bank’s strategic plan, that all material risks to the Bank are identified and measured, and that capital limits are appropriate for the institution’s risk profile. Failure to successfully implement such steps could have a material adverse effect on our financial condition and results of operations. We intend to use the proceeds of the private placement to retire $10,000,000 of the Company’s debt. This will more closely align our consolidated capital ratios with those of the Bank. We anticipate that this will provide us with capital resources sufficient to satisfy our capital requirements that we need for continued growth. We may at some point, however, need to raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we can make no assurances of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the teamwork and increased productivity fostered by our culture, which could harm our business.

We believe that a critical contributor to our success has been our corporate culture, which we believe fosters teamwork and increased productivity. As our organization grows and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. This could negatively impact our future success.

If we fail to retain our key employees, our growth and profitability could be adversely affected.

Our success is, and is expected to remain, highly dependent on our executive management team. Four of our key executives are Robert R. Chapman III (President of the Company and President and CEO of the Bank), J. Todd Scruggs (Secretary-Treasurer of the Company and Executive Vice President and CFO of the Bank), Harry P. “Chip” Umberger (Executive Vice President and Senior Credit Officer of the Bank), and Michael A. Syrek (Executive Vice President and Senior Loan Officer of the Bank). We are especially dependent on these executives as well as other key personnel because, as a community bank, we depend on our management team’s ties to the community to generate business for us, and our executives have key expertise needed to implement our business strategy. Our executive management and other key personnel have not signed non-competition covenants.

Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel, or the loss of the services of several of such key personnel, could adversely affect our growth strategy and seriously harm our business, results of operations, and financial condition.

As a community bank, our ability to maintain our reputation is critical to the success of our business and our failure to do so may materially adversely affect our performance.

As a community bank, our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. Negative publicity can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance, acquisitions, and actions taken by government regulators and community organizations in response to those activities. If our reputation is negatively affected, by the actions of our employees or otherwise, there may be an adverse effect on our ability to keep and attract customers, and we might be exposed to litigation and regulatory action. Any of such events could harm our business, and, therefore, our operating results may be materially adversely affected. As a financial services company with a high profile in our market area, we are inherently exposed to this risk. While we take steps to minimize reputation risk in dealing with customers and other constituencies, we will continue to face additional challenges maintaining our reputation with respect to customers of the Bank in our current primary market area in Region 2000 and in building our reputation in the new market areas where we are establishing our reputation.

Our decisions regarding how we manage our credit exposure may materially and adversely affect our business.

We manage our credit exposure through careful monitoring of lending relationships and loan concentrations in particular industries, and through loan approval and review procedures.

We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment, and expectations regarding our borrowers, the economies in which we and our borrowers operate, as well as the judgment of our regulators. Our board and senior management are continuing to improve the Bank’s risk management framework and align the Bank’s risk philosophy with its capital and strategic plans. Failure to continue to improve such risk management framework could have a material adverse effect on our financial condition and results of operations. We can make no assurances that our loan loss reserves will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition, or results of operations.

Our profitability is vulnerable to interest rate fluctuations and changes in monetary policies.

Our profitability depends substantially upon our net interest income. Net interest income is the difference between the interest earned on interest-earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as NOW accounts, savings accounts, time deposits and other borrowings. Market interest rates for loans, investments and deposits are highly sensitive to many factors beyond our control. Interest rate spreads have seen a sustained period of narrowness due to many factors, such as market conditions, policies of various government and regulatory authorities and competitive pricing pressures, and we cannot predict whether these rate spreads will narrow further. This narrowing of interest rate spreads could adversely affect our financial condition and results of operations. In addition, we cannot predict whether interest rates will continue to remain at present levels. Changes in interest rates may cause significant changes, up or down, in our net interest income. Depending on our portfolio of loans and investments, our results of operations may be adversely affected by changes in interest rates.

Our financial condition and results of operations are affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Actions by monetary and fiscal authorities, including the Federal Reserve Board, could have an adverse effect on our deposit levels, loan demand or business and earnings.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer-relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur; or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability; any of which could have a material adverse effect on our financial condition and results of operations.

We face the risk of cyber-attack to our computer systems.

Our computer systems, software and networks have been and will continue to be vulnerable to unauthorized access, loss or destruction of data (including confidential client information), account takeovers, unavailability of service, computer viruses or other malicious code, cyber-attacks and other events. These threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. If one or more of these events occurs, it could result in the disclosure of confidential client information, damage to our reputation with our clients and the market, additional costs to us (such as repairing systems or adding new personnel or protection technologies), costs of breach response, regulatory penalties and financial losses, to both us and our clients and customers. Such events could also cause interruptions or malfunctions in our operations (such as the lack of availability of our online banking system), as well as the operations of our clients, customers or other third parties. Although we maintain safeguards to protect against these risks, there can be no assurance that we will not suffer losses in the future that may be material in amount.

Changes in consumers’ use of banks and changes in consumers’ spending and saving habits could adversely affect our financial results.

Technology and other changes now allow many consumers to complete financial transactions without using banks. For example, consumers can pay bills and transfer funds directly without going through a bank. This disintermediation could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits. In addition, changes in consumer spending and saving habits could adversely affect our operations, and we may be unable to timely develop competitive new products and services in response to these changes that are accepted by new and existing customers.

Failure to implement new technologies in our operations may adversely affect our growth or profits.

The market for financial services, including banking services and consumer finance services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking and telebanking. Our ability to compete successfully in our markets may depend on the extent to which we are able to exploit such technological changes. However, we can provide no assurance that we will be able to properly or timely anticipate or implement such technologies or properly train our staff to use such technologies. Any failure to adapt to new technologies could adversely affect our business, financial condition or operating results.

We are subject to operational risks.

The Company may also be subject to disruptions of its systems arising from events that are wholly or partially beyond its control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability. The Company is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as is the Company) and to the risk that the Company’s (or its vendors’) business continuity and data security systems prove to be inadequate.

We are subject to liquidity risk.

Liquidity risk is the potential that we will be unable to meet our obligations as they become due, capitalize on growth opportunities as they arise, or pay regular cash dividends because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances. At the direction of the Federal Reserve, the boards and senior management of the Company and the Bank are in the process of enhancing liquidity risk management practices, including developing a liquidity policy that establishes limits on the use of aggregate wholesale funding as well as individual specific wholesale funding sources and unencumbered liquid assets, and improving management information services (MIS) to ensure that accurate reporting is aligned with approved policies, commensurate with the Bank’s liquidity profile and growth strategies. These practices are being refined to manage, but will not be effective to eliminate, liquidity risk. A failure to adequately manage our liquidity risk could adversely affect our business, financial condition or operating results, especially in the event of another financial crisis. Further, the Federal Reserve could impose additional requirements on the Company if the agency determines that our enhanced liquidity risk management practices do not adequately manage our liquidity risk.

We may lose lower-cost funding sources.

Checking, savings, and money market deposit account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, the Bank could lose a relatively low-cost source of funds, increasing its funding costs and reducing the Bank’s net interest income and net income.

If we fail to maintain an effective system of internal and disclosure controls, we may not be able to accurately report our financial results or prevent or detect fraud.

Effective internal control over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial reports and effectively prevent or detect fraud and to operate successfully as a public company.

The Company faces the risk that the design of its controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information. We regularly review and update the Company’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the Company’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on the Company’s business, results of operations and financial condition.

Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could hinder our ability to accurately report our operating results or cause us to fail to meet our reporting obligations, which could affect our ability to remain listed with The NASDAQ Capital Market. Ineffective internal and disclosure controls could also harm our reputation, negatively impact our operating results, and cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

Changes in the financial markets could impair the value of our investment portfolio.

Our investment securities portfolio is a significant component of our total earning assets. Total investment securities averaged $30.86 million in the first nine months of 2015, as compared to $44.79 million in 2014. This represents 6.72% and 10.94% of the average earning assets for the nine month period ended September 30, 2015 and the nine months ended September 30, 2014, respectively. At September 30, 2015 and December 31, 2014, the portfolio was 7.39% and 6.14%of earning assets, respectively. Turmoil in the financial markets could impair the market value of our investment portfolio, which could adversely affect our net income and possibly our capital.

As of September 30, 2015, our securities which have unrealized losses (which securities represent 68.54% of our total securities portfolio) were not considered to be “other than temporarily impaired,” and we believe it is more likely than not we will be able to hold these until they mature or recover our current book value. We currently maintain substantial liquidity which supports our intent and ability to hold these investments until they mature, or until there is a market price recovery. However, if we were to cease to have the ability and intent to hold these investments until maturity or the market prices do not recover, and we were to sell these securities at a loss, it could adversely affect our net income and possibly our capital.

Our deposit insurance premiums could be substantially higher in the future, which could have a material adverse effect on our future earnings.

The FDIC insures deposits at FDIC-insured depository institutions, such as the Bank, up to applicable limits. The amount of a particular institution’s deposit insurance assessment is based on that institution’s risk classification under an FDIC risk-based assessment system. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to its regulators. Recent market developments and bank failures significantly depleted the FDIC’s Deposit Insurance Fund and reduced the ratio of reserves to insured deposits. As a result of recent economic conditions and the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), banks are now assessed deposit insurance premiums based on the bank’s average consolidated total assets, and the FDIC has modified certain risk-based adjustments, which increase or decrease a bank’s overall assessment rate. This has resulted in increases to the deposit insurance assessment rates and thus raised deposit premiums for many insured depository institutions. If these increases are insufficient for the Deposit Insurance Fund to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required. We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums than the recently increased levels. Any future additional assessments, increases or required prepayments in FDIC insurance premiums could reduce our profitability, may limit our ability to pursue certain business opportunities or otherwise negatively impact our operations.

We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by the Bank cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the Bank. Any such losses could have a material adverse effect on our financial condition and results of operations.

REGULATORY AND LEGAL RISKS

We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business, which limitations or restrictions could adversely affect our profitability.

As a bank holding company, we are primarily regulated by the Federal Reserve. The Bank is primarily regulated by the BFI. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. The Company periodically reviews its policies, procedures and limits, and undertakes reporting, to ensure all guidance is appropriate for the Bank’s current and planned operations and aligns with regulatory expectations. In this regard, regulatory authorities may impose particular requirements on the Bank, which could have a material adverse effect on our results of operations. Upon the direction of the Federal Reserve, the boards and management of the Company and the Bank are taking a more proactive role in strengthening and implementing the Bank’s risk management framework; improving the existing capital plan to ensure that it aligns with the Bank’s strategic plan; and enhancing liquidity risk management practices commensurate with the Bank’s liquidity profile and growth strategies. Any change in such regulation and regulatory oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. Further, our compliance with Federal Reserve and the BFI regulations is costly. Because our business is highly regulated, the applicable laws, rules and regulations are subject to regular modification and change. Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. For instance, such changes may limit our growth and restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capital requirements by our regulators.

The laws and regulations, including the Dodd-Frank Act, applicable to the banking industry could change at any time, and these changes may adversely affect our business and profitability.

We are subject to extensive federal and state regulation. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably. The increased scope, complexity, and cost of corporate governance, reporting, and disclosure practices are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors. We expect to experience increasing compliance costs related to this supervision and regulation.

The Consumer Financial Protection Bureau (the “CFPB”) recently issued “ability-to-repay” and “qualified mortgage” rules that may have a negative impact on our loan origination process and foreclosure proceedings, which could adversely affect our business, operating results, and financial condition.

On January 10, 2013, the CFPB issued a final rule to implement the “qualified mortgage” provisions of the Dodd-Frank Act requiring mortgage lenders to consider consumers’ ability to repay home loans before extending them credit. The CFPB’s “qualified mortgage” rule, which became effective on January 10, 2014, describes certain minimum requirements for lenders making ability-to-repay determinations, but does not dictate that they follow particular underwriting models. Lenders will be presumed to have complied with the ability-to-repay rule if they issue “qualified mortgages,” which are generally defined as mortgage loans prohibiting or limiting certain risky features. Loans that do not meet the ability-to-repay standard can be challenged in court by borrowers who default and the absence of ability-to-repay status can be used against a lender in foreclosure proceedings. Any loans that we make outside of the “qualified mortgage” criteria could expose us to an increased risk of liability and reduce or delay our ability to foreclose on the underlying property. Any decreases in loan origination volume or increases in compliance and foreclosure costs caused by the rule could negatively affect our business, operating results and financial condition.

Compliance with the Dodd-Frank Act will increase our regulatory compliance burdens, and may increase our operating costs and may adversely impact our earnings or capital ratios, or both.

On July 21, 2010, President Obama signed the Dodd-Frank Act, which represented a significant overhaul of many aspects of the regulation of the financial services industry. Among other things, the Dodd-Frank Act created the CFPB, tightened capital standards, imposed clearing and margining requirements on many derivatives activities, and generally increased oversight and regulation of financial institutions and financial activities.

In addition to the self-implementing provisions of the statute, the Dodd-Frank Act calls for over 200 administrative rulemakings by numerous federal agencies to implement various parts of the legislation. While many rules have been finalized or issued in proposed form, additional rules have yet to be proposed. It is not possible at this time to predict when all such additional rules will be issued or finalized, and what the content of such rules will be. We will have to apply resources to ensure that we are in compliance with all applicable provisions of the Dodd-Frank Act and any implementing rules, which may increase our costs of operations and adversely impact our earnings or capital, or both.

The Dodd-Frank Act and any implementing rules that are ultimately issued could have adverse implications on the financial industry, the competitive environment, and our ability to conduct business.

Negative developments in the financial services industry and in the credit markets may adversely impact our operations and results.

Financial institution regulatory agencies have been very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions. Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain.

On July 2, 2013, the Federal Reserve Board, and shortly thereafter, the other federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies and top-tier savings and loan holding companies with total consolidated assets of $1billion or more. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The Bank exercised this one-time opt-out. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule became effective for the Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

Under the new capital standards, in order to be well-capitalized, the Bank would be required to have a common equity to tier 1 capital ratio of 6.5% and a tier 1 capital ratio of 8.0%. We have conducted a pro forma analysis of the application of these new capital requirements as of September 30, 2015 and have determined that the Bank meets all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in effect on that date.

The application of more stringent capital requirements for the Bank could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, or increase our holdings of liquid assets, or all or any combination of the foregoing. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital or additional capital conservation buffers, or both, could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, beginning in 2016, the Bank’s ability to pay dividends will be limited if the Bank does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders.

RISKS RELATED TO OUR STOCK

Our ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

The Company is a legal entity, separate and distinct from the Bank. The Company currently does not have any significant sources of revenue other than cash dividends paid to it by its subsidiaries. Both the Company and the Bank are subject to laws and regulations that limit the payment of cash dividends, including requirements to maintain capital at or above regulatory minimums. As a bank that is a member of the Federal Reserve System, the Bank must obtain prior written approval for any cash dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years.

Banking regulators have indicated that Virginia banking organizations should generally pay dividends only (1) from net undivided profits of the bank, after providing for all expenses, losses, interest and taxes accrued or due by the bank and (2) if the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. In addition, the Federal Deposit Insurance Act (FDIA) prohibits insured depository institutions such as the Bank from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become undercapitalized as defined in the statute. Moreover, the Federal Reserve is authorized to determine under certain circumstances relating to the financial condition of a bank that the payment of dividends would be an unsafe and unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe and unsound banking practice. The Federal Reserve has indicated that banking organizations generally pay dividends only out of current operating earnings. The Bank may be prohibited under Virginia law from the payment of dividends if the Virginia Bureau of Financial Institutions determines that a limitation of dividends is in the public interest and is necessary to ensure the Bank’s financial soundness, and may also permit the payment of dividends not otherwise allowed by Virginia law.

The capital conservation buffer requirement will be phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing each year until fully implemented at 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

If the Bank is not permitted to pay cash dividends to the Company, it is unlikely that the Company would be able to pay cash dividends on our common stock. Moreover, holders of our common stock are entitled to receive dividends only when and if declared by our board of directors. Although we currently pay cash dividends on our common stock, we are not required to do so and our board of directors could reduce or eliminate the amount of our common stock dividends in the future.

A limited market exists for our common stock.

Our common stock commenced trading on The Nasdaq Capital Market on January 25, 2012 and trading volumes since that time have been relatively low as compared to other larger financial services companies. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market. Accordingly, holders of our common stock may have difficulty selling our common stock at prices which holders find acceptable or which accurately reflect the value of the Company.

Future offerings of debt or other securities may adversely affect the market price of our stock.

In the future, we may attempt to increase our capital resources or, if our or the Bank’s capital ratios fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of any debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Virginia law and the provisions of our articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay holders a premium for their shares of our common stock.

Our articles of incorporation and bylaws contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of us. These provisions include the division of our board of directors into classes with staggered terms, the ability of our board of directors to set the price, terms and rights of, and to issue, one or more series of our preferred stock and the ability of our board of directors, in evaluating a proposed business combination or other fundamental change transaction, to consider the effect of the business combination on us and our stockholders, employees, customers and the communities which we serve. Similarly, the Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could affect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of stockholders to change the composition of the board of directors, to affect its policies generally and to benefit from actions which are opposed by the current board of directors.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described in these “Risk Factors” and the Company’s filings with the SEC and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

USE OF PROCEEDS

All of the Securities covered by this prospectus are being sold by the selling shareholders. We will not receive any proceeds from these sales of the Securities.

The selling shareholders will pay all expenses incurred by the selling shareholders in disposing of the Securities. We will bear all other costs, fees, and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our legal counsel and our accountants.

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 1,000,000 shares of our common stock. We do not know when or in what amounts the selling shareholders may offer shares for sale. It is possible that the selling shareholders will not sell any or all of the Securities offered under this prospectus. Because the selling shareholders may offer all or some of the Securities pursuant to this prospectus, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. We have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities registered herein. Except as noted in the footnotes to the selling shareholder table, we have assumed that the selling shareholders will sell all of the Securities purchased by them in the Private Placement and, therefore, will hold no shares following the offering other than those acquired outside of the Private Placement. Except as noted in the footnotes to the selling shareholder table, each selling shareholder has requested that their full allotment of shares of Securities be registered for resale in this offering.

Each selling shareholder has represented to us that such selling shareholder is neither a broker-dealer nor an affiliate of a broker-dealer. Except as noted in the footnotes to the selling shareholder table, each selling shareholder has indicated to us that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years.

The table below lists the selling shareholders and other information regarding the stock ownership of each of the selling shareholders as of December 4, 2015. The second column lists the number of shares of Company common stock beneficially owned by each selling shareholder prior to this offering. The third column lists the shares of the Company common stock being offered under this prospectus by each of the selling shareholders. The fourth column indicates the number of shares of common stock to be beneficially owned by each selling shareholder after completion of this offering, assuming the sale of all the shares of the Securities. The fifth column indicates the percentage of common stock to be owned by each selling shareholder after completion of this offering, assuming the sale of all the shares of the Securities.

All of the Securities offered under this prospectus were acquired by the selling shareholders in the Private Placement. The issuances reported in this Item were offered and sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Securities. To our knowledge, except as indicated by footnotes below, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The figures below are based on 4,374,236 shares of common stock outstanding, including 1,000,000 shares of the Securities.

Any selling shareholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Any revised or new information given to us by any selling shareholder will be set forth in an applicable prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

The Securities being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling shareholders named below. Unless otherwise indicated, the mailing address for each beneficial owner is care of Bank of the James Financial Group, Inc., 828 Main Street, Lynchburg, Virginia 24504.

Selling Shareholders

Name of Selling Shareholder	Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Being Offered	Common Stock Beneficially Owned After Offering (1), (2)	Percentage of Common Stock Beneficially Owned After Offering (1), (2)
Stieven Financial Investors, LP (3)	124,020	124,020	0	0%
Stieven Financial Offshore Investors, Ltd. (3)	25,980	25,980	0	0%
Redwood Partners (4)	7,500	7,500	0	0%
Basswood Capital Management, LLC (5)	200,000	200,000	0	0%
Ray Cahnman (6)	7,500	7,500	0	0%
Five Corners Partners, LP (7)	17,000	17,000	0	0%
JCSD Partners, LP (8)	120,000	120,000	0	0%
Prospector Partners Small Cap Fund, LP (9)	25,000	25,000	0	0%
Banc Fund VIII, L.P. (10)	45,091	29,091	16,000	0.37%
Banc Fund IX, L.P. (10)	122,337	99,309	23,028	0.53%
Banc Fund VII, L.P. (10)	102,100	85,600	16,500	0.38%
Rachel Eidelman 2012 Family Trust U/A dated 12/5/2012 (11)	27,000	27,000	0	0%
Christmas Valley Investment Co. (12)	18,000	18,000	0	0%
Malta Offshore, Ltd. (13)	40,300	40,300	0	0%
Malta Hedge Fund, L.P. (14)	13,600	13,600	0	0%
Malta Hedge Fund II, L.P. (14)	144,000	144,000	0	0%
Malta Market Neutral Master Fund, Ltd. (15)	16,100	16,100	0	0%
Total	1,055,528	1,000,000	55,528	1.27%

(1)	A person or entity is deemed to own shares beneficially if that person or entity has, either alone or with others, the power to vote or dispose of such shares. For this purpose, shares of common stock subject to options or warrants that are exercisable or will become exercisable within the succeeding 60 days are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person or entity holding such options or warrants, but not for computing the percentage ownership of any other shareholder. On the other hand, under SEC rules, shares which are subject to options or warrants that will become exercisable only on the occurrence of an event, other than the passage of time, or more than 60 days into the future are not deemed outstanding or beneficially owned. Except as otherwise indicated below, the persons or entities listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2)	Assumes all shares offered hereby are sold by the Selling Shareholders.
(3)	Stieven Capital GP, LLC is the general partner of Stieven Financial Investors, L.P., and in such capacity has voting and investment control over the shares held by this selling stockholder. Stieven Capital Advisors, L.P. is the investment manager of Stieven Financial Investors, L.P and Stieven Financial Offshore Investors, Ltd., and in such capacity has voting and investment control over the shares held by both of these selling stockholders. Joseph A. Stieven, Stephen L. Covington, Daniel M. Ellefson and Mark J. Ross are members of the general partner and managing directors of the investment manager, and as a result, they may each be deemed to have voting and investment control over shares held by both of these selling stockholders. The principal office address of Stieven Financial Investors, L.P. and of Stieven Financial Offshore Investors, Ltd. is 12412 Powerscourt Drive, Suite 250, St. Louis, Missouri 63131.
(4)	Ralph Sesso has disposition and voting control for Redwood Partners. The principal office address of Redwood Partners is 400 N. Michigan Avenue, Suite 560, Chicago, Illinois 60611.
(5)

Basswood Capital Management, LLC (the “Management Company”) is the investment manager or adviser to Basswood Opportunity Partners, LP, Basswood Opportunity Fund, Inc., Basswood Financial Fund, LP, Basswood Financial Fund, Inc., Basswood Financial Long Only Fund, LP., and BCM Select Equity I Master, Ltd., (collectively, the “Funds”), and consequently has the authority to vote and to dispose of the securities held by the Funds. Basswood Partners, LLC (“Basswood Partners”), is the general partner of each of Basswood Opportunity Partners, LP, Basswood Financial Fund, LP and Basswood Financial Long Only Fund, LP and may be deemed to have beneficial ownership of, and share voting and dispositive power over, shares of securities held directly by such Funds. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of the Management Company and Basswood Partners and may be deemed to have beneficial ownership of, and share voting and dispositive power over, shares of securities held directly by the Funds. The principal office address of Basswood Capital management, LLC is 645 Madison Avenue, 10th Floor, New York, New York 10022.
(6)	The mailing address of Ray Cahnman is 1937 N. Howe, Chicago, Illinois 60614-5127.
(7)	The natural person with voting and dispositive power for Five Corners Partners, LP, is Kevin Daly. The principal office address of Five Corners Partners, LP is 385 Woodland Avenue, Kentfield, California 94904.
(8)	The natural person with voting and dispositive power for JCSD Partners, LP, is Steven Didion. The principal office address of JCSD Capital, LLC is 1676 N. California Blvd., #630, Walnut Creek, California 94596.
(9)	Prospector Associates LLC, the general partner of the selling shareholder, has the power to vote or dispose of the shares and has delegated such power to Prospector Partners, LLC, an investment advisor which is controlled by John Gillespie. Both Prospector Partners LLC and Mr. Gillespie are deemed to be the beneficial owners of the shares. The principal office address of Prospector Partners Small Cap Fund, L.P. is 370 Church Street, Guilford, Connecticut 06437.
(10)	The general partner of Banc Fund VII L.P. is MidBanc VII L.P., the general partner of Banc Fund VIII L.P. is MidBanc VIII L.P., and the general partner of Banc Fund IX L.P. is MidBanc IX L.P. The general partner of MidBanc VII L.P., MidBanc VIII L.P., and MidBanc IX L.P. is The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Mr. Moore may be deemed to have voting and investment power over these shares. Includes 16,500 shares owned by Banc Fund VII, 16,000 shares owned by Banc Fund VIII, and 23,028 owned by Banc Fund IX as of November 19, 2015, which shares were acquired on the open market and are not being registered hereunder. The principal office address of Banc Fund VII, L.P., Banc Fund VIII, L.P., and Banc Fund IX, L.P. is 20 North Wacker Drive, Suite 3300, Chicago, Illinois 60606.
(11)	Rachel Eidelman 2012 Family Trust U/A dated 12/5/2012. The natural persons with voting and dispositive power for this trust are Rachel Eidelman and David Eidelman, its trustees. The principal office address of this trust is 8015 Daytona Drive, St. Louis, Missouri 63105.
(12)	The natural person with voting and dispositive power for is Mary Ann Virant, its general partner. The principal office address of Christmas Valley Investment Co. is 8000 Maryland Avenue, Suite 380, Clayton, Missouri 63105.
(13)	Listed beneficial owner shares voting and dispositive power over the shares listed in the table with Maltese Capital Management, LLC. Terry Maltese is the Managing Member of Maltese Capital Management, LLC, which is the investment manager of the listed beneficial owner. As such, Mr. Maltese has the power to vote and dispose of the shares listed in the table. Mr. Maltese disclaims beneficial ownership over the shares listed in the table except to the extent of his pecuniary interest therein. The principal office address of Malta Offshore, Ltd. is 150 East 52nd Street, 30th Floor, New York, New York 10022.
(14)	Listed beneficial owner shares voting and dispositive power over the shares listed in the table with Maltese Capital Management, LLC and Maltese Capital Holdings, LLC. Terry Maltese is the Managing Member of each of Maltese Capital Management, LLC, the management company of the listed beneficial owner, and Maltese Capital Holdings, LLC, the General Partner of the listed beneficial owner. As such, Mr. Maltese has the power to vote and dispose of the shares listed in the table. Mr. Maltese disclaims beneficial ownership over the shares listed in the table except to the extent of his pecuniary interest therein. The principal office address of Malta Hedge Fund, L.P. and Malta Hedge Fund II, L.P. is 150 East 52nd Street, 30th Floor, New York, New York 10022.
(15)	Listed beneficial owner shares voting and dispositive power over the shares listed in the table with Maltese Capital Management, LLC and Maltese Capital Holdings, LLC. Terry Maltese is the Managing Member of each of Maltese Capital Management, LLC, the management company of the listed beneficial owner, and Maltese Capital Holdings, LLC, the General Partner of the listed beneficial owner. As such, Mr. Maltese has the power to vote and dispose of the shares listed in the table. Mr. Maltese disclaims beneficial ownership over the shares listed in the table except to the extent of his pecuniary interest therein. The principal office address of Malta Market Neutral Master Fund, Ltd. is 150 East 52nd Street, 30th Floor, New York, New York 10022.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the selling shareholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The selling shareholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling Securities to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders, or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with sales of the Securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the

Securities in the course of hedging in positions they assume. The selling shareholders may also sell Securities short and, if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, if necessary, the list of selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed, to any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon the Company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to the Private Placement agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal fees and expenses incurred by it. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Private Placement agreements, or the selling shareholders will be entitled to contribution. In accordance with the Private Placement agreements, we may be entitled to contribution or may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, or we may be entitled to contribution.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is currently quoted on the NASDAQ Capital Markets, LLC (NASDAQ) under the symbol “BOTJ.”

Market Prices and Dividends

The following table sets forth the quarterly high and low bid prices for each quarter in fiscal years 2015, 2014, and 2013 for the Company and was obtained from Bloomberg. Management believes this source to be accurate.

	Market Prices and Dividends
	Bid Price ($)
	High	Low	Dividends ($)
Fiscal 2015
Third Quarter	12.22	10.85	0.06
Second Quarter	12.00	10.55	0.05
First Quarter	11.25	10.30	0.05

Fiscal 2014
Fourth Quarter	10.50	8.90	0.05
Third Quarter	9.40	8.90	0.05
Second Quarter	9.24	8.50	0.05
First Quarter	9.25	8.88	0.00

Fiscal 2013
Fourth Quarter	9.00	7.93	0.00
Third Quarter	8.80	7.75	0.00
Second Quarter	7.84	6.80	0.00
First Quarter	8.11	5.60	0.00

The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

As of December 14, 2015 (the most recent date available), our common stock traded for $12.48 per share.

As of December 14, 2015, there were approximately 4,374,236 shares of common stock outstanding, which shares are held by approximately 1,720 active shareholders of record.

Dividend Policy

The Company’s future dividend policy is subject to the discretion of its Board of Directors and will depend upon a number of factors, including future earnings, financial condition, liquidity and capital requirements of both the Company and the Bank, applicable governmental regulations and policies and other factors deemed relevant by its Board of Directors.

The Company is organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or if the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders.

The Company is a legal entity separate and distinct from its subsidiaries. Its ability to distribute cash dividends will depend primarily on the ability of the Bank to pay dividends to it, and the Bank is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, the Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. For a discussion of these restrictions, see “Supervision and Regulation of Financial – Limits on the Payment of Dividends” in the Annual Report on Form 10-K filed with the SEC on March 20, 2015, as incorporated herein by reference.

The Company has declared a cash dividend for the fourth quarter of 2015 and will evaluate the foregoing when making a determination of whether to continue to pay a cash dividend in any quarter in 2016.

Stock Buyback Plan

In October 2014, the Company’s board of directors authorized a share repurchase program. The plan, which expired in October 2015, authorized the Company to buy back up to 100,000 shares of the Company’s common stock on such terms and conditions as the Company deemed favorable. The Company did not repurchase any shares under this plan.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of December 11, 2015 regarding the number of shares of common stock of the Company beneficially owned by (1) each director, (2) each executive officer, and (3) directors and executive officers as a group. The address of each director and executive officer is c/o Bank of the James Financial Group, Inc., 828 Main Street, Lynchburg, VA 24504.

	Common Stock Owned Beneficially (#) (1)	Ownership Percentage of Class (%) (2)
Lewis C. Addison, Director	14,000	*
John R. Alford, Jr. (3), Director	10,072	*
William C. Bryant III (4), Director	26,108	*
Robert R. Chapman III (5), Director, President	114,847	2.62
James F. Daly (6), Director	41,577	*
Julie P. Doyle (7), Director	4,376	*
Watt R. Foster, Jr., Director	77,481	1.77
Donald M. Giles (8), Director	64,255	1.47
Lydia K. Langley, Director	10,000	*
Augustus A. Petticolas, Jr., Director	2,140	*
Thomas W. Pettyjohn, Jr. (9), Director	15,905	*
J. Todd Scruggs (10), Director, Secretary, EVP and CFO of the Bank	41,199	*
Harry P. Umberger (11), EVP and Senior Credit Officer of the Bank	3,494	*
Executive Officers and Directors as a group (12)	425,454	9.72%

*	Less than 1%
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days (“presently exercisable”). Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home. Share totals include all stock dividends declared by the Company.
(2)	The ownership percentage of each individual is calculated based on the total of 4,374,236 shares, which is comprised of shares of common stock that were outstanding as of December 11, 2015, plus the number of shares that are presently exercisable. Shares of common stock that are presently exercisable are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group. 61,659 of the options for the shares will no longer be exercisable after December 19, 2015.
(3)	Includes beneficial ownership of 2,100 shares held by Mr. Alford’s wife.
(4)	Includes beneficial ownership of 12,099 shares held by Mr. Bryant as a joint tenant with his wife.
(5)	Includes 12,299 shares that are presently exercisable.
(6)	Includes beneficial ownership of 38,607 shares held in a revocable trust of which Mr. Daly and his wife are co-trustees.
(7)	Includes beneficial ownership of 100 shares owned by Ms. Doyle’s minor daughter and 500 shares owned by an entity owned by Ms. Doyle’s spouse.
(8)	Includes 9,195 shares owned by Mr. Giles’ wife and 25,536 shares held in a revocable trust of which Mr. Giles is beneficiary and trustee.
(9)	Includes 700 shares owned by Mr. Pettyjohn’s wife.
(10)	Includes 12,299 shares that are presently exercisable and 144 shares owned by Mr. Scruggs’ wife.
(11)	Includes 3,494 shares that are presently exercisable.
(12)	See notes 1 through 11.

DESCRIPTION OF CAPITAL STOCK

General

The Company’s Articles of Incorporation, as amended, authorize the issuance of 11,000,000 shares of capital stock consisting of (a) 10,000,000 shares of common stock, par value $2.14 per share and (b) 1,000,000 shares of preferred stock, par value $2.14 per share. As of December 14, 2015, we had 4,374,236 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The description of our capital stock below is qualified in its entirety by reference to our Articles of Incorporation.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Voting Rights

Each share of common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. There are no cumulative voting rights.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are nonassessable and noncallable.

Shares are Not Insured by the FDIC

Investments in our common stock will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Transfer Agent

Broadridge Financial Solutions, Inc. 51 Mercedes Way, Edgewood, New York 11717, is the transfer agent for our common stock.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of any preferred stock that may be issued and outstanding having preference over common shares.

Certain Ownership Restrictions

The Company is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of the Company, or (iv) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements.

Preferred Stock

Our board of directors, without shareholder approval, is empowered to provide for the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The board of directors is also authorized to amend our Articles to divide the preferred stock into series and to fix and determine, the voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock, prior to the issuance thereof. Accordingly, our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company.

Our board of directors has not fixed or designated any series of preferred stock. The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

Certain Protective Provisions

General

Our Articles of Incorporation and bylaws, as well as the Virginia Stock Corporation Act (the “VSCA”), contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our Articles of Incorporation and bylaws and which are provided by the VSCA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our Articles of Incorporation and bylaws and the statutory provisions contained in the VSCA.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offering to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the Company’s management.

Supermajority Voting

The VSCA provides that, unless a corporation’s articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include:

•	adoption of plans of merger or exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The VSCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

Our Articles provide that the actions set out above must be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of our directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by at least two-thirds of our directors, then the transaction must be approved by the vote of at least 80% of all the votes entitled to be cast on such transactions by each voting group entitled to vote.

Classification of Directors

Our Articles divide the board of directors into three (3) classes of directors serving staggered three year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provision in our bylaws that permits the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe such a change would be desirable.

Increasing the Number of Directors

Under Virginia law, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our bylaws require that our board be composed of a minimum of five (5) and a maximum of twenty-five (25) directors, and we currently have twelve (12) directors. Our Articles do not reserve the power to amend the bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits the board of directors from amending the bylaws to increase or decrease the number of directors. In addition, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings.

Pursuant to our bylaws, special meetings of shareholders may be called only by the Chairman of our board of directors, our Chief Executive Officer, our President, our Secretary or the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders’ meetings unless they are able to persuade one of these officers or a majority of the board of directors to call a special meeting.

Amendments to Articles of Incorporation and Bylaws

An amendment to our Articles (other than amendments regarding the designation and issuance of preferred stock, as discussed above) must be approved by the vote of a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of our directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by at least two-thirds of our directors, then the amendment must be approved by the vote of at least 80% of all the votes entitled to be cast on such amendment by each voting group entitled to vote.

Our bylaws may be amended or repealed by our board of directors except to the extent that: (i) the power of amendment is reserved exclusively to the shareholders by law or the Articles, or (ii) the shareholders, in adopting or amending a particular bylaw, provide expressly that the board of directors may not amend or repeal such bylaw.

Affiliated Transactions

The VSCA contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the provisions governing Affiliated Transactions, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A “Disinterested Director” is, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder, and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements set forth in the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is greater. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors. A majority of the Company’s Disinterested Directors approved of the Standby Purchase Agreement and the offering. These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment.

Control Share Acquisitions.

The VSCA also contains provisions regulating certain “Control Share Acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a Control Share Acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the Control Share Acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. The Bylaws of the Company do not contain a provision that makes these statutes inapplicable to acquisitions of our common stock. However, issuances of shares directly from the issuer are exempt from these provisions so the issuance of shares to the standby investor will not trigger these provisions.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered by this prospectus will be passed upon by Edmunds & Williams, P.C., Lynchburg, Virginia.

EXPERTS

Our consolidated financial statements appearing in our Form 10-K for the year ended December 31, 2014 have been incorporated by reference herein in reliance upon the report of Yount, Hyde & Barbour, P.C., independent registered public accounting firm, and upon the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement for the securities on Form S-1 under the Securities Act. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents are deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 20, 2015;

•	Our Quarterly Report on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015, and March 31, 2015, filed with the SEC on November 6, 2015, August 7, 2015, and May 13, 2015, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on January 26, 2015, April 28, 2015, May 13, 2015, May 19, 2015, June 8, 2015, July 24, 2015, September 4, 2015, September 16, 2015, October 20, 2015, October 21, 2015, November 24, 2015, and December 3, 2015; and

•	The information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2014 from our definitive proxy statement on Schedule 14A, as filed with the SEC on April 10, 2015.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: J. Todd Scruggs, Bank of the James Financial Group, Inc., 828 Main Street, Lynchburg, Virginia 24504. Telephone requests for copies should be directed to J. Todd Scruggs at (434) 846-2000.

We maintain an Internet website at www.bankofthejames.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is a part of this prospectus.

You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

1,000,000 Shares of Common Stock

PROSPECTUS

                    , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable in connection with the registration of the Securities hereunder. Except as otherwise noted, all the expenses below have been paid by the Company.

Registrant’s legal fees and expenses*	$50,000
Registrant’s accounting fees and expenses*	5,000
Printing and EDGAR fees*	10,000
SEC registration fee	1,160.06
Total	$66,160.06

*	Estimates

Item 14. Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code, permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the Company a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by our articles of incorporation and furnishes the Company with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. To meet this standard of conduct, the Code provides that the director must have conducted himself in good faith and believed, in the case of conduct in his or her official capacity with the Company, that his or her conduct was in its best interests and, in the case of other conduct, was at least not opposed to its best interests. In the case of any criminal proceeding, the director must not have had reasonable cause to believe such conduct was unlawful. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, a committee of disinterested directors designated by the Board, special legal counsel, or disinterested shareholders, that the director or officer conducted himself or herself in good faith, has otherwise met the required standard of conduct, is entitled to indemnification, and has not engaged in willful misconduct or a knowing violation of criminal law. In a proceeding by or in the right of the Company, no indemnification shall be made in respect of any matter, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the Company on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

We are a Virginia corporation. Article VI of our articles of incorporation contains provisions indemnifying our directors and officers to the full extent permitted by Virginia law.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold by the Company since January 1, 2012:

In 2012, the Company closed a private placement of unregistered debt securities (the “2012 Offering”) pursuant to which the Company issued $10,000,000 in principal of notes (the “2012 Notes”). The 2012 Notes bear interest at the rate of 6% per year with interest payable quarterly in arrears. The 2012 Notes mature on April 1, 2017, but are subject, to prepayment in whole or in part on or after April 1, 2013 at the Company’s sole discretion on 30 days’ written notice to the holders.

On December 3, 2015, the Company issued 1,000,000 shares of common stock through a private placement to certain accredited investors at a price of $11.52 per share for an aggregate price of $11,520,000.

The issuances reported in this Item were offered and sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Share Exchange dated October 9, 2003 between Bank of the James Financial Group, Inc. and Bank of the James, dated as of October 9, 2003 (incorporated by reference to Exhibit 2.1 to Form 8-K12g-3 filed on January 13, 2004)

3.1	Amended and Restated Articles of Incorporation of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 3(i) to Form 8-K filed on August 12, 2009)

3.2	Bylaws of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K filed December 27, 2011)

4.1	Specimen Common Stock Certificate of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 4.1 to Form 10-KSB filed on March 26, 2004)

5.1	Opinion of Edmunds & Williams, P.C.

10.2	Amended and Restated Stock Option Plan (incorporated by reference to Form S-8 filed on August 14, 2004)

10.6	Lease between Jamesview Investments LLC and Bank of the James dated October 9, 2003 (incorporated by reference to Exhibit 10.6 to Form 10-KSB filed on March 26, 2004)

21.1	List of subsidiaries (incorporated by reference to Exhibit 21 to Form 10-K filed on March 20, 2015)

23.1	Consent of Yount, Hyde & Barbour, P.C.

23.2	Consent of Edmunds & Williams, P.C. dated December 15, 2015 (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page thereto)

Item 17. Undertakings

The registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lynchburg, Commonwealth of Virginia, on December 15, 2015.

BANK OF THE JAMES FINANCIAL GROUP, INC.

By:	/S/ Robert R. Chapman III
Robert R. Chapman III
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert R. Chapman III and J. Todd Scruggs, with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, either or both of whom may act, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Capacity	Date

/S/ Robert R. Chapman III Robert R. Chapman III	President (Principal Executive Officer) and Director	December 15, 2015

/S/ J. Todd Scruggs J. Todd Scruggs	Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer) and Director	December 15, 2015

/S/ Thomas W. Pettyjohn, Jr. Thomas W. Pettyjohn, Jr.	Director, Chairman	December 15, 2015

/S/ Lewis C. Addison Lewis C. Addison	Director	December 15, 2015

/S/ John R. Alford, Jr. John R. Alford, Jr.	Director	December 15, 2015

/S/ William C. Bryant III William C. Bryant III	Director	December 15, 2015

S-1

Signature	Capacity	Date

/S/ Julie P. Doyle Julie P. Doyle	Director	December 15, 2015

/S/ James F. Daly James F. Daly	Director	December 15, 2015

/S/ Watt R. Foster, Jr. Watt R. Foster, Jr.	Director	December 15, 2015

/S/ Donald M. Giles Donald M. Giles	Director	December 15, 2015

/S/ Lydia K. Langley Lydia K. Langley	Director	December 15, 2015

/S/ Augustus A. Petticolas, Jr. Augustus A. Petticolas, Jr.	Director	December 15, 2015

S-2

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Share Exchange dated October 9, 2003 between Bank of the James Financial Group, Inc. and Bank of the James, dated as of October 9, 2003 (incorporated by reference to Exhibit 2.1 to Form 8-K12g-3 filed on January 13, 2004)

3.1	Amended and Restated Articles of Incorporation of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 3(i) to Form 8-K filed on August 12, 2009)

3.2	Bylaws of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 3.2 to Form 8-K filed December 27, 2011)

4.1	Specimen Common Stock Certificate of Bank of the James Financial Group, Inc. (incorporated by reference to Exhibit 4.1 to Form 10-KSB filed on March 26, 2004)

5.1	Opinion of Edmunds & Williams, P.C.

10.2	Amended and Restated Stock Option Plan (incorporated by reference to Form S-8 filed on August 14, 2004)

10.6	Lease between Jamesview Investments LLC and Bank of the James dated October 9, 2003 (incorporated by reference to Exhibit 10.6 to Form 10-KSB filed on March 26, 2004)

21.1	List of subsidiaries (incorporated by reference to Exhibit 21 to Form 10-K filed on March 20, 2015)

23.1	Consent of Yount, Hyde & Barbour, P.C.

23.2	Consent of Edmunds & Williams, P.C. dated December 15, 2015 (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page thereto)